EXHIBIT 10.2

AMENDMENT

2003 INCENTIVE STOCK OPTION AGREEMENT

     THIS AMENDMENT is made effective at 5:00 p.m. on the 11th day of April, 2005 (the “Effective Time”), by the Stock Option and Compensation Committee (the “Committee”) of the Board of Directors of LSB Bancshares, Inc., a North Carolina corporation (the “Company”). This Amendment applies to each of the award agreements (the “2003 Award Agreements”) with respect to the stock options awarded to employees on December 9, 2003 (the “2003 Employee Options”), under the LSB Bancshares, Inc. Omnibus Stock Incentive Plan (the “Plan”). All capitalized terms used but not defined herein or in the 2003 Award Agreements have the same meaning given them in the Plan. Each of the 2003 Award Agreements is amended as specified below.

1.	A new Sections 2(e) shall be added to each 2003 Award Agreement as follows:

e.	Accelerated Vesting. Notwithstanding Section 2(b), vesting of the 2003 Employee Options is accelerated as provided in this Section 2(e).

i.	The portion of the Participant’s 2003 Employee Option that would have become first exercisable with respect to one-fifth of the Award Shares in December of 2005 pursuant to Section 2(b) of the 2003 Award Agreement shall instead become immediately vested and exercisable at the Effective Time.

ii.	If the Participant is not at the Effective Time one of the Company’s “named executive officers” as defined in the Company’s proxy statement for the 2005 annual meeting of shareholders (the “Named Executives”), the portion of the Participant’s 2003 Employee Option that would have become first exercisable with respect to one-fifth of the Award Shares in each of 2007 and 2008 pursuant to Section 2(b) of the 2003 Award Agreement shall instead become immediately vested and exercisable at the Effective Time.

iii.	The portion of the Participant’s 2003 Employee Option that has been deemed to be a Non-Qualified Stock Option with respect to any Award Shares as a result of the application of the $100,000 limit specified in Section 6.07 of the Plan but that is not yet exercisable shall be immediately vested and exercisable at the Effective Time.

iv.	If the Participant is at the Effective Time a Named Executive other than the Company’s Chief Executive Officer, the portion of the Participant’s 2003 Employee Option that would have become first exercisable with respect to one-fifth of the Award Shares in 2008 pursuant to Section 2(b) of the 2003 Award Agreement shall instead be immediately vested and exercisable at the Effective Time.

v.	The portion of the Participant’s 2003 Employee Option that does not become immediately vested and exercisable with respect to any Award Shares at the Effective Time pursuant to subsections (i), (ii), (iii) and (iv) above shall become exercisable in accordance with the provisions of Section 2(b) at the time or times it would have become exercisable with respect to such Award Shares in the absence of subsections (i), (ii), (iii) and (iv) above.

vi.	To the extent the 2003 Employee Option has become vested and exercisable in accordance with this Section 2(e), the provisions of subsections (i) and (ii) of Section 2(b) shall also remain applicable to such exercisable portion of such Option.

2.	A new Sections 2(f) shall be added to each 2003 Award Agreement as follows:

f.	Definitions With Respect to Section 2(e). For purposes of Section 2(e), the following terms shall have the meanings set forth below:

“Effective Time” means 5:00 p.m. on the 11th day of April, 2005.

“2003 Award Agreements” means each of the award agreements with respect to the 2003 Employee Options.

“2003 Employee Options” means the Options awarded to employees on December 9, 2003, under the Plan.

3.	The remaining provisions of the 2003 Award Agreements, including but not limited to Sections 3, 4 and 5 regarding exercise following death or termination of employment, shall remain in full force and effect and shall apply to all of the Participant’s 2003 Employee Options including those that have vested and become exercisable under Section 2(e). Options that become fully vested and exercisable pursuant to Section 2(e) will lapse and cease to be exercisable following death or termination of employment in accordance with Sections 3, 4 and 5 of the 2003 Award Agreements.

     IN WITNESS WHEREOF, the Chairman of the Stock Option and Compensation Committee has signed this Amendment on behalf of the Committee.

LSB BANCSHARES, INC.
By:	/s/ Robert B. Smith, Jr.
Robert B. Smith, Jr., Chairman
Date: April 15, 2005

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